                      ASSET PURCHASE AND SALE AGREEMENT

                                 Dated as of

                              September 1, 1999

                                   between

                     AMERICAN EDUCATIONAL PRODUCTS, INC.

                             and its subsidiary,

                            AEP CALIFORNIA, INC.

                                     and

                                TO SEW, INC.



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
                              TABLE OF CONTENTS

SECTION 1:  GENERAL DEFINITIONS                                          -1-
     1.1  Best Knowledge                                                 -1-
     1.2  Effective Date                                                 -1-
     1.3  Governmental Authority                                         -1-
     1.4  Governmental Requirement                                       -1-
     1.5  Legal Requirements                                             -2-
     1.6  Person                                                         -2-
     1.7  Section                                                        -2-
     1.8  Taxes                                                          -2-

SECTION 2:  PURCHASE AND SALE OF ASSETS                                  -2-
     2.1  Description of Assets                                          -2-
     2.2  Excluded Assets                                                -3-
     2.3  Allocation of Purchase Price                                   -4-
     2.4  No Assumption of Liabilities                                   -4-
     2.5  Labor Matters                                                  -4-
     2.6  Taxes and Other Costs                                          -4-
     2.7  Premises Sublease                                              -4-
     2.8  Bulk Sales                                                     -5-
     2.9  Consultation Agreements                                        -5-
     2.10 Non-Competition Agreement                                      -5-
     2.11 Telephone Consultation Agreement                               -5-

SECTION 3.  PURCHASE PRICE                                               -5-

SECTION 4:  CLOSING                                                      -6-
     4.1  General Procedure.                                             -6-
     4.2  Time and Place.                                                -6-
     4.3  Effective Date of Closing                                      -6-
     4.4  Covenants Regarding Closing                                    -6-
     4.5  Conditions to Obligation of Buyer                              -6-
     4.6  Conditions to Obligation of Seller                             -8-
     4.7  Specific Items to be Delivered at the Closing                  -9-
     4.8  Retention Escrow                                              -11-

SECTION 5:  REPRESENTATIONS AND WARRANTIES OF SELLER                    -12-
     5.1  Organization and Standing.                                    -12-
     5.2  Subsidiaries, Etc                                             -12-
     5.3  Qualification                                                 -12-
     5.4  Financial Statements                                          -13-
     5.5  Corporate Authority                                           -13-
     5.6  Financial Information                                         -13-
     5.7  No Defaults                                                   -14-
     5.8  Taxes                                                         -14-
     5.9  No Actions, Proceedings, Etc                                  -14-
     5.10 Post Balance Sheet Changes                                    -14-
     5.11 No Breaches                                                   -15-

     5.12 Condition of Corporation's Assets                             -15-
     5.13 Inventory                                                     -15-
     5.14 Corporate Acts and Proceedings                                -15-
     5.15 Registered Rights and Proprietary Information                 -15-
     5.16 Changes in Suppliers and Customers                            -17-
     5.17 No Liens or Encumbrances                                      -17-
     5.18 Obligations and Liabilities                                   -17-
     5.19 Employee Matters                                              -17-
     5.20 Legal Proceedings and Compliance with Law                     -17-
     5.21 Representations and Warranties                                -18-
     5.22 Disclosure of Information                                     -18-
     5.23 Contract Schedules                                            -18-
     5.24 Environmental                                                 -18-

SECTION 6:  REPRESENTATIONS AND WARRANTIES OF BUYER                     -19-
     6.1  Organization and Standing                                     -19-
     6.2  Corporate Acts and Proceedings                                -19-

SECTION 7:  TERMINATION                                                 -19-
     7.1  Termination                                                   -19-
     7.2  Effect of Termination                                         -20-

SECTION 8:  INDEMNIFICATION                                             -20-
     8.1  Indemnification Covenants of Seller                           -20-
     8.2  Indemnification Covenants of Buyer                            -20-
     8.3  Method of Asserting Claims                                    -20-
     8.4  Survival                                                      -22-

SECTION 9:  CONFIDENTIAL INFORMATION AND RELATED MATTERS                -22-

SECTION 10:  EXPENSES                                                   -23-

SECTION 11:  MISCELLANEOUS                                              -23-
     11.1 Incorporation by Reference                                    -23-
     11.2 Parties in Interest                                           -23-
     11.3 Amendments and Waivers                                        -23-
     11.4 Waiver                                                        -23-
     11.5 Governing Law - Construction                                  -23-
     11.6 Limitation of Actions                                         -24-
     11.7 Notices                                                       -24-
     11.8 Fax/Counterparts                                              -25-
     11.9 Captions                                                      -25-
     11.10 Severability                                                 -25-
     11.11 Jurisdiction and Venue                                       -25-
     11.12 Good Faith Cooperation and Additional Documents              -25-
     11.13 Specific Performance                                         -25-
     11.14 Assignment                                                   -25-
     11.15 Entire Agreement - Amendment                                 -25-
     11.16 Authority to Sign                                            -26-
     11.17 Execution of Documents                                       -26-
     11.18 Time                                                         -26-

                      ASSET PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made and entered into effective this 1st day of September, 1999, by AMERICAN EDUCATIONAL PRODUCTS, INC., a Colorado corporation, and its wholly-owned subsidiary, AEP CALIFORNIA, INC., a Colorado corporation, (the "Buyer") and TO SEW, INC., a California corporation, ("Seller").

                                 WITNESSETH

     WHEREAS, Seller is the owner of certain tangible and intangible properties and assets (the "Assets") used in connection with the manufacture and distribution of supplemental educational products under the name "To Sew" (the "Business"); and

     WHEREAS, Buyer desires to purchase and Seller desires to sell the Assets used in connection with such Business effective as of September 1, 1999 (the "Effective Date"), subject to the terms and conditions hereinbelow set forth.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1:  GENERAL DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.1 Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors and executive officers of the Person.

     1.2 Effective Date. "Effective Date" shall mean September 1, 1999 at 9:00 a.m. Pacific Time.

     1.3 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

     1.4 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

     1.5 Legal Requirements. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, or judgment adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment of any court, arbitrator, arbitration board or administrative agency.

     1.6 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

     1.7 Section. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.
     1.8 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2:  PURCHASE AND SALE OF ASSETS

     On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Buyer contained in this Agreement:

     2.1 Description of Assets. Buyer agrees to acquire from Seller and Seller agrees to transfer to Buyer, as of the Effective Date, all of the properties and assets, both tangible and intangible, owned by Seller and used by it in connection with the operation of the Business under the trade name "To Sew," including, without limitation, the following:

          (a) All inventories of the Business of every nature whatsoever, including, but not limited to, finished goods, work in process and raw materials;

          (b) Seller's furniture, fixtures, office machinery and equipment and other tangible property used in the operation of the Business and located at the premises of the Business in Canoga Park, California, including, without limitation, all computer systems, hardware and software, telephone systems, warehouse assembly, storage, packaging and distribution equipment and fixtures;

          (c) All mailing, client and customer lists used in the conduct and operation of the Business;

          (d) All prepaid expenses of the Business including, without limitation, royalty, contract, catalog expense or lease advances or deposits and other similar types of advances to vendors, suppliers, lessors and others;

          (e) All contracts and licenses used in the conduct of the Business and assumed by the Buyer pursuant to Section 2.4, including, without limitation, contracts and licenses with vendors, suppliers, manufacturers, distributors, publishers, programmers, consultants and collaborators; all contracts and licenses for outside art, production and editorial work; all confidentiality, invention and similar contracts with employees and consultants; all contracts with depositories for warehousing and order fulfillment; all printing or manufacturing contracts requiring performance after closing; all sales orders and contracts and all contracts for the distribution of products;

          (f) All of Seller's development assets used in the conduct of the Business, including, without limitation, all pre-publication, sales, marketing, advertising and promotional materials, transcripts, catalogs, brochures, mailers, edited works in process, mechanicals, camera copy, flats, plates, intermediate film, final plate-making film, magnetic disks, artwork, photographs and transparencies, and other sales, advertising and promotional materials and rights associated therewith;

          (g) All intangible assets used in the conduct of the Business including, without limitation, any and all software, prospects lists, databases, marketing scripts, procedures and practices, copyrights, trademarks, trade names, including registrations thereof and applications for registration thereof, and all patents and patent application for any and all of the foregoing;

          (h)  All goodwill associated with the Business;

          (i) The telephone numbers of Seller, including, without limitation, all "800" numbers used in the conduct of the Business; and

          (j) Those assets being transferred by Madonna Cord Matheson Corporation to Buyer by Bill of Sale dated as of the Effective Date.

     2.2 Excluded Assets. The following assets owned by Seller and used in the conduct of the Business shall not be included in the properties and Assets to be purchased by Buyer from Seller on the Effective Date:

          (a) All business and accounting records of Seller pertaining to the Business, except as specified above; provided, however, that Purchaser shall have reasonable access and opportunity to make copies of any such records that may be necessary for the continuing conduct of the Business by Purchaser; and

          (b)  Cash and cash equivalents as of the Effective Date;

          (c) All accounts receivable of the Seller of every nature whatsoever, including trade and other receivables as of the Effective Date;

          (d) Certain pieces of furniture and decorative items used by the Seller that are personal assets of the Seller's shareholders, Madonna Matheson ("M. Matheson") and Harold Matheson ("H. Matheson") (hereafter M. Matheson and H. Matheson may collectively be referred to as the "Mathesons"), which assets are excluded items on the Bill of Sale and the balance of which are separately tagged;

          (e)  A BMW Series 740 automobile; and

          (f) The agreement with, including the rights to use the logo and name of the Easton Corporation.

     2.3  Allocation of Purchase Price.  The Purchase Price as defined in
Section 3 hereof shall be allocated among the Assets purchased as set forth in this Section 2.3. The allocation shall be binding on the parties in accordance with Section 1060 of the Code for all purposes, including without limitation, the appropriate tax treatment to be accorded to the transactions contemplated by this Agreement. The Purchase Price shall be allocated to inventory as determined in Section 3.1.

     2.4 No Assumption of Liabilities. Except as expressly provided for in this Section 2.4, Buyer will acquire the Assets free and clear of all claims, liens or liabilities of Seller and shall have no obligation to pay or otherwise discharge any obligation or liability of Seller incurred in connection with its operation of the Business or otherwise; and Seller agrees to indemnify and hold harmless Buyer with respect to any claim, damage or liability for such obligations. Notwithstanding the forgoing provisions, Buyer shall assume and agree to pay the following obligations of Seller incurred in connection with the operation of the Business:

          (a) The obligation of Seller under purchase orders issued prior to the Effective Date for the delivery of goods after the Effective Date to the extent such purchase order has been approved and initialed by Buyer prior to the Effective Date.

          (b) Any obligations incurred after the Effective Date by virtue of the assignment by Seller to Buyer of certain contracts and other agreements associated with the operation of the Business; provided, however, that such obligations arise from operations conducted by Buyer after the Effective Date. Those contracts and agreements consist exclusively of a printing contract for the October 1999 catalog.

          (c) Any obligation of Seller which may arise after the Effective Date in connection with the use of any trademark or trade name included in the Assets and assigned to Buyer.

     2.5 Labor Matters. It is expressly understood and agreed that Buyer is not assuming any union contracts, pension liabilities, workman's compensation commitments or employee obligations of Seller up to the Effective Date, including, without limitation, obligations for wages, salaries, vacation pay, severance or other benefits and all such matters shall be and remain Seller's sole responsibility and obligation.

     2.6 Taxes and Other Costs. All transfer and conveyance taxes related to the sale shall be payable by Seller except to the extent incurred solely by Buyer.

     2.7 Premises Sublease. On the Effective Date, Buyer shall sublease from the Seller the business premises currently occupied by Seller located at 8945-8959 Independence Avenue, Canoga Park, California 91304 (the "Premises"), which premises the Seller has possession of pursuant to a lease agreement between Seller and Seller's landlord. The term of the sublease shall begin on the Effective Date and shall terminate on January 31, 2000. For the period of such sublease, Buyer shall pay to Seller a gross rent of $7,000 per month. Upon expiration of the sublease on January 31, 2000, Buyer shall vacate the Premises and shall have no further liability to the Seller arising from its occupancy of same.

     2.8 Bulk Sales. The parties acknowledge that the bulk transfer law of the State of California as currently in effect may apply to the transactions provided for in this Agreement. Seller agrees to fully comply with the requirements of such bulk transfer law prior to closing and shall provide the Buyer with a certificate at the time of closing that all requirements of such bulk transfer law have been fulfilled. If and to the extent necessary in order to effectuate compliance with such bulk transfer law it is necessary to escrow all or a portion of the purchase price as provided for herein, Seller and Buyer agree to implement such escrow at the time of closing upon terms and subject to conditions mutually agreed upon by the parties.

     2.9 Consultation Agreements. At the Closing, Buyer shall enter into consultation agreements with the Mathesons substantially in the form of
Exhibit 2.9 hereto. Under such consultation agreements, the Mathesons will provide such services as may be reasonably requested by Buyer in order to assure the proper training of Buyer's management and personnel in the operation of the Business. The term of such consultation agreements shall begin on September 1, 1999 and terminate on August 31, 2000. In consideration of such services, Buyer shall pay to the Mathesons on January 15, 2000 a one time consultation fee in the amount of $20,000.
     2.10 Non-Competition Agreement. At the Closing, Seller and the Mathesons shall jointly and severally execute and deliver a non-competition agreement having a term of five years substantially in the form of Exhibit
2.10 hereto. An aggregate of $100,000 of the purchase price shall be allocated to the consideration paid by the Buyer to the Seller and Mathesons for their non-competition agreements, which sum shall be paid at closing by certified funds or wire transfer of immediately available funds.

     2.11 Telephone Consultation Agreement. At the Closing, the Buyer shall enter into a second consultation agreement with the Mathesons substantially in the form of Exhibit 2.11 hereto. Pursuant to such consultation agreement, the Mathesons shall agree to provide telephone consulting services for the Buyer at such times as Buyer and the Mathesons shall jointly agree. The term of such telephone consultation agreement shall begin on September 1, 2000 and shall end on August 31, 2014. In consideration of such services, Buyer shall prepay at the time of closing a one time consultation fee in the amount of $200,000, which sum shall be paid at closing by certified funds or wire transfer of immediately available funds.

SECTION 3:  PURCHASE PRICE

     3.1 The Purchase Price for the Assets (the "Purchase Price") exclusive of all sums to be paid pursuant to the consultation agreements described in Sections 2.9 and 2.11 and to be paid pursuant to the non-competition agreement described in Section 2.10 shall be the sum of (i) $450,000 plus (ii) one hundred percent (100%) of the net carrying value of the Seller's inventory as of August 31, 1999, as approved and accepted by Buyer and agreed by Seller prior to the Closing. The net carrying value of Seller's inventory shall be valued at Seller's cost.

     3.2 The Purchase Price to be paid by Buyer to Seller for the Assets shall be paid as follows:

          (a) The sum of $20,000 heretofore paid by the Buyer and held in escrow shall be delivered to the Seller; and

          (b) The balance of $430,000 shall be paid in certified funds or wire transfer of immediately available funds at the time of closing.

SECTION 4:  CLOSING

     4.1 General Procedure. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

     4.2 Time and Place. The Closing shall take place on September 1, 1999, or on such later date as the Buyer and Seller may agree, at the Law Offices of Bryan Kravetz, 1875 Century Park East, Suite 800, Los Angeles, California 90067-2509, following the satisfaction or waiver of all conditions precedent set forth in Sections 4.5 and 4.6.

     4.3 Effective Date of Closing. Notwithstanding the actual time and place of Closing, the parties stipulate and agree that the Effective Date of the sale and purchase of the Assets shall be September 1, 1999 at 9:00 a.m. Pacific Time.

     4.4 Covenants Regarding Closing. Buyer and Seller hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten (10) business days following the execution of this Agreement, except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished,
(ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing, (iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to a party's obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the other party hereunder to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

     4.5 Conditions to Obligation of Buyer. The obligation of Buyer to complete the purchase of the Assets on the Closing date on the terms set forth in this Agreement is, at the option of Buyer, subject to the satisfaction or waiver by Buyer of each of the following conditions, all of which will be deemed to be satisfied upon closing:

          (a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing Date.

          (b) Compliance with Covenants. All covenants which Seller is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

          (c) Corporate Approvals. The Board of Directors of the Seller shall have approved and ratified this Agreement and shall have authorized the appropriate officers of the Seller to execute same and fully perform its terms.

          (d) Consents and Approvals. Except as disclosed on Exhibit 4.5(d), to the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to the purchase and sale of the Assets or any other transaction provided for herein, such consent shall have been obtained; provided, however, that the Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on Buyer.

          (e) Review and Due Diligence. Buyer, its bankers, legal counsel and/or auditors shall have had the opportunity to complete, and shall have completed, a satisfactory due diligence investigation of the Seller, together with a satisfactory review of the Seller's corporate status and the marketability of title to the Seller's property.

          (f) No Governmental Actions. No action or proceeding before any governmental authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Seller shall have delivered to Buyer a certificate dated as of the Closing Date and executed by Seller, stating that to its Best Knowledge, no such items exist. No governmental authority shall have taken any other action as a result of which the management of any of the Companies, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (g) No Material Adverse Change. No material adverse change in the business, property or assets of Seller shall have occurred, and no loss or damage to any of the Assets, whether or not covered by insurance, has occurred, and the Seller shall have delivered to Buyer a certificate dated as of the Closing Date and executed by Seller to all such effects.

          (h) Update of Contracts. The Seller shall have delivered to Buyer an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Exhibit 5.23, entered into since the date of this Agreement; and (ii) all other agreements, contracts and commitments related to the businesses or the assets of the respective parties entered into since the date of this Agreement, together with true, complete and accurate copies of all such documents (the "New Contracts"). Buyer shall have had the opportunity to review and approve the New Contracts of the other, and Buyer shall have the right to delay the Closing for up to ten (10) days if it in its sole discretion deems such delay necessary to enable it to adequately review the New Contracts.

          (i) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved by Neuman & Drennen, counsel to Buyer, and Bryan Kravetz, counsel to Seller.

          (j) No Adverse Information. The investigations with respect to Seller, the Assets and the business of To Sew performed by Buyer's professional advisors and other representatives shall not have revealed any information concerning the Seller, its Assets or its business that has not been made known to the Buyer, in writing prior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

          (k) Ordinary Course of Business. During the period from the date of this Agreement until the Closing Date, the Seller shall have carried on its business in the ordinary and usual course, and shall have delivered to Buyer a certificate to that effect.

          (l) Liens. Seller shall have delivered to Buyer a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets. Each and every lien or encumbrance of any nature, if any, relating to the Assets or Business shall have been terminated and released, and proof thereof delivered to the Buyer.

          (m) Other Documents. Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Buyer or its attorneys may have reasonably requested.

          (n) Agreements. At Closing, Seller and the principal stockholders of Seller shall execute and deliver to Buyer the Consulting Agreements and Non-Competition Agreement substantially in the form of Exhibits 2.9, 2.10 and 2.11 hereto.

     4.6 Conditions to Obligation of Seller. The obligations of Seller to complete the Sale of Assets on the Closing date on the terms set forth in this Agreement is, at the option of Seller subject to the satisfaction or waiver by Seller of each of the following conditions, all of which are deemed satisfied upon Closing:

          (a) Accuracy of Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

          (b) Compliance with Covenants. All covenants which Buyer is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.

          (c) Corporate Approvals. The Board of Directors of Buyer shall have approved and ratified this Agreement and shall have authorized the appropriate officers to execute same and fully perform its terms.

          (d) No Governmental Actions. No action or proceeding before any governmental authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Buyer shall have delivered to Seller a certificate dated as of the Closing Date and executed by Buyer, stating that to its Best Knowledge, no such items exist. No governmental authority shall have taken any other action as a result of which the management of Seller, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

          (e) Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carry out this Agreement, including all schedules and exhibits thereto, and all other related legal matters shall have been approved as to substance and form by Neuman & Drennen, counsel to Buyer, and Bryan Kravetz, counsel to Seller.

          (f) Other Documents. The parties shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as each respective party or its attorneys may have reasonably requested.

          (g) Agreements. At closing, the parties shall have executed and delivered the Consultation Agreements described in Exhibits 2.9 and 2.11 hereto and the Non-Competition Agreement described in Exhibit 2.10 hereto.

     4.7 Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.

          (a)  To be delivered by Seller:

               (i) Bills of Sale, or other documents of conveyance, in form satisfactory to Buyer and its legal counsel, conveying the Assets to Buyer free and clear of all claims, liens or encumbrances, except as disclosed in the Exhibits and except for the Assumed Obligations, and containing general warranties with respect to title.

               (ii) Copy of corporate resolutions authorizing the execution of this Agreement, and the consummation by Seller of the transactions contemplated by this Agreement.

              (iii) A certificate of the President of Seller stating that the representations and warranties of Seller set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that, except as disclosed in the Exhibits, all covenants on the part of Seller have been performed and all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

               (iv) A certificate dated the Closing Date, signed by the
                    Chief Executive Officer and the Chief Financial Officer of Seller, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Seller to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

               (v) Certificates dated the Closing Date, signed by the Secretary of Seller, (i) certifying resolutions duly adopted by the Board of Directors of Seller, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Seller who are empowered to execute the foregoing documents for and on behalf of such company;
                    (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Seller; and
                    (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the Company is qualified to conduct business.

               (vi) A Non-Competition Agreement and Consultation
                    Agreements, dated the Closing Date, signed by the proper parties.

          (b)  To be delivered by Buyer:

               (i) Certified funds or wire transfer, payable to Seller, in the amount of the Purchase Price as defined in Section 3.1, less the Escrow Amount, if any, defined in Section
                    4.8 hereof;

               (ii) Payment in the amount of $200,000 payable to the
                    Mathesons pursuant to the Telephone Consultation Agreement described in Section 2.11;

              (iii) Payment in the amount of $100,000 payable to the order of Seller and the Mathesons in connection with the Non-Competition Agreement

               (iv) Copy of corporate resolution authorizing the execution of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement;

               (v) A certificate of the President of Buyer stating that the representations and warranties of Buyer set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect;

               (vi) A certificate dated the Closing Date, signed by the
                    Chief Executive Officer and the Chief Financial Officer of Buyer, in form and substance satisfactory to the other party and its legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Buyer to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date; and

              (vii) Certificates dated the Closing Date, signed by the
                    Secretary of Buyer, (i) certifying resolutions duly adopted by the Board of Directors of Buyer, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Buyer who are empowered to execute the foregoing documents for and on behalf of each such company; (iii) certifying the authenticity of copies of the Articles of Incorporation and Bylaws of Buyer; and
                    (iv) certifying the authenticity of a reasonably current Certificate of Good Standing, from all jurisdictions in which the company is qualified to conduct business.

     4.8  Retention Escrow

          (a) Escrow Deposit. On the closing date, Buyer shall deposit the sum of Seventy-five Thousand Dollars ($75,000) (the "Escrow Amount"), representing a portion of the Purchase Price, into a checking account to be opened jointly by Seller and Buyer (the "Escrow Account") to be held, in escrow, in accordance with the terms and conditions of this Section 4.8. All checks, withdrawals or wire transfers from the Escrow Account shall require the joint signatures of a representative of Buyer and a representative of Seller. Interest, if any, which is earned and accrued on the Escrow Amount shall be credited to Seller and added to the Escrow Amount.

          (b)  The Escrow Account shall be maintained for a period of one
(1) year, unless sooner depleted by virtue of the provisions of Section 4.8(c) below or unless sooner released in accordance with Section 4.8(e), subject to the terms and conditions of this Section 4.8.

          (c) Notwithstanding any other provision hereof to the contrary, in the event (1) any trade vendor of Seller proposes or requires a change of terms due to the existence of any outstanding account payable due and owing to said vendor by Seller, or (2) Buyer has reasonable grounds to believe that the existence of an outstanding account payable by Seller is reasonably likely to cause a disruption in the business operations of Buyer following the Closing, Buyer shall deliver written notice to Seller identifying the trade vendor in question and the amount of the outstanding liability to such trade vendor. Seller shall have a period of five (5) business days following the date of such written notice to satisfy and pay in full the outstanding liability of Seller to such trade vendor and to provide Buyer with written evidence of such payment. Should the Seller fail to provide Buyer with written evidence of such payment within five (5) days, Buyer and Seller agree to cooperate to pay the trade vendor out of the Escrow Amount.

          (d)  Unless sooner released in accordance with the provisions of
Section 4.8(e) below, any amounts remaining in escrow upon the expiration of one (1) year from the Closing Date shall be released and delivered to the Seller as final payment of the Purchase Price.

          (e) Notwithstanding the provisions of Section 4.8(d) above, Seller may, at its election, obtain the earlier release and payment of the Escrow Amount by complying with the following:

               (i) Within seven (7) days (30 days for royalties) following the Closing Date, Seller shall provide the Buyer with a list of all obligations and liabilities of Seller outstanding as of the Closing Date, which list Seller shall certify as being true and accurate;

               (ii) Seller shall satisfy and discharge all liabilities and obligations of Seller identified in writing on the list to be provided to Buyer at Closing, and shall establish such payment to the reasonable satisfaction of Buyer;

              (iii) Upon receipt by Buyer from Seller of evidence
                    establishing the satisfaction and discharge of all such liabilities and obligations, Buyer and Seller shall release and pay to Seller all sums remaining in escrow, whereupon the Retention Escrow shall be deemed terminated for all purposes.

          (f) If, at the Closing, Buyer delivers to Seller a Certificate stating that "there are no liabilities or obligations of Seller and trade creditors as of the Effective Date and that all trade creditors that have delivered goods to Seller (which goods are included in Seller's inventory) have been paid in full," then and in that event the retention funds contemplated by this paragraph shall not be funded and all funds otherwise to be retained shall be paid by Buyer to Seller at Closing.

SECTION 5:  REPRESENTATIONS AND WARRANTIES OF SELLER

     As a material inducement to Buyer to enter into this Agreement and with the understanding and expectations that Buyer will be relying thereon in consummating the transactions contemplated hereunder, Seller
(hereinafter referred to as the "Corporation" for the purposes of this Section 5 only), hereby represents and warrants as follows:

     5.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California qualified to do business in the State of California and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

     5.2 Subsidiaries, etc. Except as set forth on Exhibit 5.2, the Corporation does not have any direct or indirect ownership interest in any corporation, partnership, joint venture, association or other business enterprise.

     5.3 Qualification. The Corporation is not qualified to engage in business as a foreign corporation in any state, and, to Seller's Best Knowledge, there is no other jurisdiction wherein the character of the properties presently owned by the Corporation or the nature of the activities presently conducted by the Corporation makes necessary the qualification, licensing or domestication of the Corporation as a foreign corporation.

     5.4 Financial Statements. Except as otherwise provided, the following statements will be attached to this Agreement as Exhibit 5.4:

          (a) Unaudited financial statements of the Corporation containing balance sheets, together with statements of operation, statements of cash flows, and statements of stockholders' equity as of and for the period ended June 30, 1999;

          (b) Unaudited financial statements of the Corporation containing balance sheets and statements of operations covering the period from July 1, 1999 to August 31, 1999, to be provided within thirty days of Closing.

          To the Best Knowledge of Seller, such financial statements, together with and subject to the disclosures and notes thereto, (i) are in accordance with the books and records of the Corporation; (ii) present fairly and accurately the financial condition of the Corporation; as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; and (iv) include all adjustments (consisting of only normal recurring accruals) which are necessary for a fair presentation of the financial condition of the Corporation, and of the results of operations of the Corporation for the periods covered by such statements. Without in any way limiting the foregoing, Buyer acknowledges that such financial statements are compiled statements, and as such may not contain all of the customary disclosures, or necessarily comply with generally accepted accounting principles.

     5.5 Corporate Authority. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Seller with any on the provisions hereof will:

          (a) conflict with or result in a breach of any provision of its articles of incorporation or bylaws;

          (b) other than as disclosed on Exhibit 5.5(b) hereto, result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by Seller prior to the Closing Date or the obtaining of which shall have been waived by Buyer; or

          (c) violate any order, writ, injunction, decree or, to Seller's Best Knowledge, any statute, rule or regulation applicable to Seller or any of its properties or assets. To Seller's Best Knowledge, no consent or approval by any governmental authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except for possible notice under plant closing laws.

     5.6 Financial Information. In connection with the investigations performed by and audit to be undertaken by Buyer of Seller, Seller furnished certain financial information and data including, without limitation, tax and accounting records, financial records, statements, worksheets, and other information requested by the Buyer and its auditors necessary to undertake and complete the audited financial examinations. Seller represents and warrants that any and all such information furnished in connection with the conduct of such investigations and audits shall be true, accurate and complete in all material respects and shall not contain to Seller's Best Knowledge, any material misstatements nor any material omissions of fact or information respecting the financial condition or results of operation of the Business for the respective periods covered by the audits.

     5.7 No Defaults. Except as set forth on the attached Exhibit 5.7, each of the leases, contracts, agreements and insurance policies to which Seller is a party, and which will be assumed by Buyer, is in full force and effect as of the date hereof with no material defaults existing thereunder.

     5.8  Taxes.  Except as set forth in Exhibit 5.8:

          (a) the Corporation has filed (or has obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports;

          (b) Seller has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. Seller is not currently undergoing any audit conducted by any taxing authority and has received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date, except that Seller will be undergoing a sales tax audit commencing September 2, 1999. There are no present disputes as to taxes of any nature payable by Seller.

     5.9  No Actions, Proceedings, etc.  Except as listed on the attached
Exhibit 5.9, there is no action or proceeding (whether or not purportedly on behalf of the Corporation) pending or threatened by or against the Corporation, nor does there exist any basis therefor, which might result in any material adverse change in the condition, financial or otherwise, of the Corporation's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Corporation's assets or properties or in the financial condition or the business of the Corporation. The Corporation is not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

     5.10 Post Balance Sheet Changes.  Except as set forth on the attached
Exhibit 5.10, since the date of the financial statements contained in
Exhibit 5.4 hereto through the Closing Date, the Corporation has not (a) issued, bought, redeemed or entered into any agreements, commitments or obligations to sell, buy or redeem any shares of its capital stock; (b) incurred any obligation or liability (absolute or contingent), other than current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business; (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities incurred in the ordinary course of business;
(d) except for Seller's credit line, which is to be retired at or immediately following Closing, mortgaged, pledged or subjected to lien charges, or other encumbrance any of its assets, other than the lien of current or real property taxes not yet due and payable; (e) waived any rights of substantial value, whether or not in the ordinary course of business; (f) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets or its business; (g) made or suffered any amendment or termination of any material contract or any agreement which adversely affects its business; (h) received notice or had knowledge of any labor trouble other than routine grievance matters, none of which is material; (i) increased the salaries or other compensation of any of its directors, officers or employees or made any increase in other benefits to which employees may be entitled, other than employee salary increases made in the ordinary course of business; (j) sold, transferred or otherwise disposed of any of its assets, other than in the ordinary course of business; (k) declared or made any distribution or payments to any of its shareholders, officers or employees, other than wages and salaries made to employees in the ordinary course of business;
(l) revalued any of its assets; or (m) entered into any transactions not in the ordinary course of business.

     5.11 No Breaches. The Corporation is not in violation of, and except for matters set forth in Exhibit 5.5(b), the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Corporation is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Seller to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Corporation is, was or may be bound or to which any of the Corporation's assets are subject.

     5.12 Condition of Corporation's Assets. Seller's assets are currently in good and usable condition and there are no defects or other conditions which, in the aggregate, materially and adversely affect the operation or
values of such assets.   Except as disclosed on the attached Exhibit 5.12,
no third party (including any officer or employee of the Corporation) has any proprietary interest in any know-how or other intangible assets used by the Corporation in the conduct of its business.

     5.13 Inventory. At the Closing, Seller shall provide to Buyer an inventory schedule reflecting inventories as of a date not more than five
(5) days prior to the Closing Date (the "Inventory"). Except as otherwise set forth on Exhibit 5.13, all inventories reflected in the Inventory in excess of the reserves for excess or obsolete inventories are stated at the lowest of cost, replacement cost or market, and, as so stated, are in good condition and usable or salable in the category in which they are inventoried, in the ordinary course of business of the Corporation, without discounts other than normal trade discounts regularly offered by the Corporation, for prompt payment or quantity purchase.

     5.14 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Seller, has been duly executed and delivered by authorized officers of Seller, and is a valid and binding Agreement on the part of Seller that is enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

     5.15 Registered Rights and Proprietary Information.

          (a) Exhibit 5.15 hereto contains a true and complete list of any and all patents, letters patent and patent applications, service marks and trademarks (including, without limitation, the name "To Sew"), trademark and service mark registrations and applications, copyright, copyright registrations and applications, grants of licenses and rights to Seller with respect to the foregoing, both domestic and foreign, claimed by Seller or used or proposed to be used by Seller in the conduct of the Business (collectively herein, "Registered Rights"). Exhibit 5.15 hereto also contains a true and complete list of all and every trade secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, and any other matter required for, incident to, or related to the conduct of the Business (hereafter collectively the "Proprietary Information"). Except as described in Exhibits 2.4(a) and 5.15 hereto, Seller is not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Registered Right or Proprietary Information with respect to the use thereof in the conduct of the Business or otherwise.

          (b) Except as described in Exhibit 5.15 hereto, to Seller's best knowledge after reasonable inquiry, Seller owns and has the unrestricted right to use the Registered Rights and Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by Seller or relating to the conduct or proposed conduct of the Business, free and clear of any right, title, interest, equity or claim of others. Except as described in Exhibit 5.15 hereto, Seller has taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of Seller and others with access to or knowledge of the Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of the Business.

          (c) Except as described in Exhibit 5.15 hereto, Seller has not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Proprietary Information, including without limitation any Registered Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by Seller. Exhibit 5.15 contains a true and complete list and description of all licenses of Proprietary Information granted to Seller by others or to others by Seller. Except as described in Exhibit 5.15 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of Seller in respect of any Proprietary Information used in the conduct of the Business.

          (d) Except as described in Exhibit 5.15 and without in any way limiting the foregoing, Seller owns and on the Closing Date shall own, has and shall have, holds and shall hold, exclusively all right, title and interest in the Registered Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Registered Rights and the Proprietary Information. The marketing, promotion, distribution or sale by Seller of any products or interests subject to the Registered Rights or making use of Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by Seller. Except as described in Exhibit 5.15 hereto, to the knowledge of Seller after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Registered Rights.

     5.16 Changes in Suppliers and Customers.  Except as disclosed on
Exhibit 5.16, Seller is not aware of any fact which indicates that any of the suppliers supplying products, components or materials to Seller intends to cease selling such products to Seller, nor is Seller aware of any fact which indicates that any major customer of Seller intends to terminate its business relations with Seller.

     5.17 No Liens or Encumbrances. Except as otherwise disclosed in this Agreement or the Exhibits hereto, the Seller has good and marketable title to all of the Assets, tangible and intangible, employed in the operations of its Business, free of any mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever, except for such property and assets as may be leased by the Seller, and except for the Assumed Obligations.

     5.18 Obligations and Liabilities. Except as otherwise disclosed in this Agreement or the Exhibits hereto, all of the Assets to be transferred and conveyed to Buyer pursuant to this Agreement shall, on the Closing Date, be free and clear of any claim, lien, encumbrance or any liability of Seller. Buyer shall not be liable or obligated to pay, discharge or otherwise satisfy any indebtedness, liability or obligation of Seller, whether incurred in connection with the operation of the Business or otherwise; and Seller, for itself, successors and assigns, agrees to indemnify and hold harmless Buyer, its successors and assigns, from any such liability or obligation.

     5.19 Employee Matters. Exhibit 5.19 attached hereto contains a true, complete and accurate list of all employees of the Corporation and the remuneration of each (including wages, salaries and fringe benefits). The Corporation has no information or facts indicating that any employee listed on Exhibit 5.19 intends to terminate his/her employment relationship with the Corporation prior or subsequent to the Closing date, except as may be required by this Agreement. Except as specifically described on Exhibit 5.19, the Corporation has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. Except as disclosed in Exhibit 5.19, there are no strikes, slowdowns, stoppages, organizational efforts, discrimination charges or other labor disputes pending or, to the knowledge of Seller or any of its agents or employees, threatened against Seller.
The Corporation does not now and has never contributed to a "multi-employer plan" as defined in Section 400(a)(3) of the Employee Retirement Income Securities Act of 1934, as amended ("ERISA"). The Corporation has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder, and neither the Corporation nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA as to any covered plan of the Corporation. The Corporation is not a party to any collective bargaining or other union agreement. Except as disclosed in Exhibit 5.19, the Corporation has not, within the past five (5) years had, or been threatened with, any union activities, work stoppages or other labor trouble with respect to its employees which had or might have had a material adverse effect on the Corporation, its business or assets.

     5.20 Legal Proceedings and Compliance with Law. Except as set forth in Exhibits 5.4, 5.7, 5.8, 5.9, 5.10, 5.14 or 5.20, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to Seller which might have a material adverse effect on the Business or the Assets following the Closing Date. Except as set forth in such Exhibits, Seller has substantially complied with, and is not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of Seller, the violation of which might materially and adversely affect it. Except as set forth in such Exhibits, Seller is not a party to any agreement or instrument, nor is it subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the business, operations, prospects, property, assets or condition, financial or otherwise, of Seller.

     5.21 Representations and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 11.6 hereof regardless of any investigation at any time made by or on behalf of Buyer and shall not be deemed merged in any document or instruction so executed and/or delivered by Buyer or the Seller.

     5.22 Disclosure of Information. Sellers represent and warrant that all financial statements, data and other written information provided to Buyer, as well as Buyer's consultants and representatives has been true, accurate and correct in all material respects as of the date provided and has been provided to Buyer with the knowledge of Seller that Buyer will be relying upon same in connection with Buyer's decision to purchase the Assets as provided for in this Agreement. Seller represents and warrants that, to its best knowledge, there exists no material information concerning the Business, its financial condition or operations which has not been disclosed to or made available to Buyer or Buyer's representatives or consultants and which would be material to an investment decision.

     5.23 Contract Schedules.

          (a) There are no contracts, leases, agreements, covenants, licenses, instruments or commitments of Seller pertaining to the Business calling for the payment of $5,000 or more or which are otherwise material to the business of Seller.

          (b) There are no labor contracts, employment agreements or collective bargaining agreements related to Seller.

          (c) There are no instruments evidencing any liens or security interests securing any indebtedness of Seller covering any asset of Seller.

          (d) Attached as Exhibit 5.23 is a list generally describing all computer programs and related software proprietary to Seller and all management proprietary systems utilized by Seller in its operations.

     5.24 Environmental. Except as disclosed on Exhibit 5.24, and except for normal office and consumer products utilized in the ordinary course of business, the conduct and operation of the business of Seller has not and does not:

          (a) Involve or require the storage, disposal, generation, manufacture, refinement, transportation, production or treatment of toxic wastes, hazardous wastes, or hazardous substances;

          (b) Resulted in any spill, discharge, leak, emission, injection, escape, dumping, or release of any kind onto the business premises, or into the environment surrounding the business premises, of any toxic wastes or hazardous substances; or

          (c) Involve or require the treatment, collection, storage or disposal of any refuse or objectionable wastes so as to require a permit or approval from the United States Environmental Protection Agency, or otherwise subject to the regulation of the United States Environmental Protection Agency or any state regulatory agency.

     The terms "hazardous wastes" and "hazardous substances" shall have the meaning specified by any applicable local, state, or federal statute or regulation concerning or governing water pollution, groundwater protection, air pollution, solid wastes, hazardous wastes, spills, and other releases of toxic or hazardous substances, transportation of hazardous substances, materials, and wastes and occupational or employee health and safety.

SECTION 6:  REPRESENTATIONS AND WARRANTIES OF AEP AND AEP CALIFORNIA

     6.1 Organization and Standing. AEP and AEP California are corporations duly organized, validly existing and in good standing under the laws of the State of Colorado and have all requisite corporate power and authority to own their assets and properties and to carry on their business as it is now being conducted.

     6.2 Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of AEP and AEP California, has been duly executed and delivered by authorized officers of AEP and AEP California, and is a valid and binding Agreement on the part of AEP and AEP California that is enforceable against AEP and AEP California in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. All corporate action necessary to consummate the transactions provided for herein has been taken by AEP and AEP California.

SECTION 7:  TERMINATION

     7.1 Termination. This Agreement may be terminated and abandoned solely as follows:

          (a) At any time until the Closing Date by the mutual agreement of the Seller and Buyer.

          (b) By either Buyer or Seller, if for any reason the parties have failed to close this Agreement on or before September 10, 1999, provided that neither Buyer nor Seller is then in default thereunder.

          In the event of any termination pursuant to this Section 7.1 (other than pursuant to Subparagraph 7.1(a), written notice setting forth the reasons therefor shall forthwith be given by Seller, if it is the terminating party, to Buyer, or by Buyer, if it is the terminating party, to the Seller.

     7.2 Effect of Termination. If the sale and purchase of Assets is terminated and abandoned as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except for breach of this Agreement.

SECTION 8:  INDEMNIFICATION

     8.1 Indemnification Covenants of Seller. Subject to the limitations set forth in this Section 8, the Seller shall defend, indemnify, save and keep harmless the Buyer and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Buyer Indemnitees"), against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees (collectively the "Damages") sustained or incurred by any of the Buyer Indemnitees as a result of or arising out of or relating to:

          (a) Any inaccuracy in a representation or breach of a warranty made by the Seller in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement; or

          (b) The failure of the Seller to comply with, or the breach by the Seller of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement, to be performed by the Seller; or

          (c) Any liability now or subsequently existing arising out of or in connection with the Business relating to periods prior to the Effective Date, except to the extent that any such liability is expressly assumed by the Buyer pursuant to this Agreement.

     8.2 Indemnification Covenants of Buyer. Subject to the limitations set forth in this Section 8, the Buyer shall defend, indemnify, save and keep harmless the Seller and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Seller Indemnitees"), against and from all Damages sustained or incurred by any of the Seller Indemnitees as a result of or arising out of or relating to:

          (a) Any inaccuracy in a representation or breach of a warranty made by the Buyer in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement; or

          (b) The failure of the Buyer to comply with, or the breach by the Buyer of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement, to be performed by the Buyer; or

          (c) Any liability now or subsequently existing arising out of or in connection with the Business, solely to the extent that such liabilities and/or obligations relate to the acts or omissions of the Buyer subsequent to the Effective Date; except to the extent that any such liability is expressly retained by the Seller pursuant to this Agreement.

     8.3 Method of Asserting Claims. For purposes of this Section 8.3, the following terms shall be defined as follows:

          (a)  "Claims" shall mean all claims asserted pursuant to this
Section 8, whether or not arising as a result of a Third Party Claim.

          (b) "Indemnified Person" shall mean any Buyer Indemnitee or any Seller Indemnitee, as the context requires.

          (c) "Indemnifying Person" shall mean any person obligated to indemnify an Indemnified Person pursuant to this Section 8, as the context requires.

          (d) "Third Party Claims" shall mean any Claim asserted by any person not a party to this Agreement (including without limitation any governmental authority), asserting that an Indemnified Person is liable for monetary or other obligations which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 8.

          (e) All Claims shall be made in writing and shall set forth with reasonable specificity the facts and circumstances of the Claim, as well as the basis upon which indemnification pursuant to this Section 8 is sought. Notwithstanding the foregoing, no delay or failure by any Indemnified Person to provide notification of any Claim shall preclude any Indemnified Person from recovering for Damages pursuant to this Section 8, except to the extent that such delay or failure materially compromises the rights of any Indemnifying Person under this Section 8.

          (f) Within ten (10) days after receipt by an Indemnifying Person of any notification of a Claim, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume (at the Indemnifying Person's expense) control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnifying Person acknowledges in writing to the Indemnified Person that any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 8. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense, but in so doing shall not waive or limit its right to recover under this Section 8 for any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense, and the Indemnified Person has been advised in writing by outside legal counsel that under the applicable standards of professional conduct, the Indemnifying Person and the Indemnified Person may not be represented by the same counsel with respect to such action, suit or proceeding, the reasonable fees and expenses of one law firm for the Indemnified Person shall be paid by the Indemnifying Person. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which (with respect to an action, suit or proceeding as to which the Indemnifying Person has not elected to assume control of the defense) shall not be unreasonably withheld. The Indemnifying Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld so long as the settlement includes a complete release of the Indemnified Person from all liability and does not contain or contemplate any payment by, or injunctive or other equitable relief binding upon, the Indemnified Person.

     8.4 Survival. The representations, warranties, covenants, agreements and indemnities of the parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the first anniversary of the date hereof. If a notice is properly given with respect to a Claim prior to the expiration of the relevant survival period set forth in this Section 8.4, then notwithstanding such expiration, the representation, warranty, covenant, agreement or indemnity applicable to such Claim shall survive until, but only for purposes of, the resolution of such Claim.

SECTION 9:  CONFIDENTIAL INFORMATION AND RELATED MATTERS

     9.1 Each of the Buyer and Seller recognizes and acknowledges that it has and will have access to certain non-public information of the other which shall be deemed the confidential information of the other party that is included in the Assets (including, but not limited to, business plans, costs, trade secrets, licenses, research projects, profits, markets, sales, customer lists, strategies, plans for future development, financial information and any other information of a similar nature) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Buyer. Information shall not be deemed Confidential Information and afforded the protections of this Section 9 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the Companies agrees that they will not disclose, and that they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 9 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other.

     9.2 Seller further covenants with Buyer that all information concerning the customers, clients, contracts, mailing lists and business of Seller is confidential information, is being acquired by Buyer and will be treated by Seller as such, and that Seller will not hereafter, directly or indirectly, make use of such information or divulge any such information nor reveal any customer or mailing lists or other confidential information to any other person except as provided for herein. The foregoing restrictions on disclosure of information shall not include (i) information that has properly come into the public domain, (ii) information learned by Seller from a third party without an obligation of confidentiality or (iii) information gained or learned by Seller independent of and subsequent to the closing of the transactions covered by this Agreement. After consummation of this Agreement, either the Buyer or the Seller, or both, may notify customers, suppliers or other third parties that this transaction has occurred.

SECTION 10:  EXPENSES

     10.1 Each of the parties will pay all costs and expenses of its performance in compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the parties, then the expenses of each party in connection with the transaction contemplated herein shall be paid by such defaulting party. Joint expenses shall be borne equally by the parties.

     10.2 Buyer covenants that it has not engaged the services of any broker or finder in connection with the transactions provided for herein and that no brokers' or finders' fees are payable hereunder and Buyer hereby agrees to indemnify Seller with regard to any claims for such fees. Seller has engaged the services of Sunbelt Business Brokers and Seller agrees that it is solely responsible for payment of brokers' or finders' fees hereunder.

SECTION 11:  MISCELLANEOUS

     11.1 Incorporation by Reference. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

     11.2 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

     11.3 Amendments and Waivers.   This Agreement may not be amended, nor
may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

     11.4 Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

     11.5 Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

     11.6 Limitation of Actions. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within one (1) year of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary.

     11.7 Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by
(1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.
Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified. All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

          If Buyer, to:       American Educational Products, Inc.
                              6550 Gunpark Drive, Suite 200
                              Boulder, Colorado 80301

          With copy to:       Clifford L. Neuman, Esq.
                              Neuman & Drennen, LLC
                              1507 Pine Street
                              Boulder, Colorado  80302

          If Seller, to:      To Sew, Inc.
                              18332 Wakecrest Drive
                              Malibu, California  90265

          With copies to:     Bryan Kravetz, Esq.
                              Law Offices of Bryan Kravetz
                              1875 Century Park East, Suite 800
                              Los Angeles, California  90067-2509

Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

     11.8 Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

     11.9 Captions. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

     11.10 Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     11.11 Jurisdiction and Venue. Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Colorado, and venue shall be proper therefor only in the County of Boulder as to state court proceedings or the District Court for the District of Colorado as to federal court proceedings.

     11.12 Good Faith Cooperation and Additional Documents. The parties shall use their reasonable good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

     11.13  Specific Performance.  The obligations of the parties under
Section 8 are unique. If either party should default in its obligations under said section(s), the parties each acknowledge that it would be extremely difficult and impracticable to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights and remedies, may sue in equity for injunction (mandatory or prohibitive) or specific performance (all without the need to post a bond or undertaking of any nature), and the parties each expressly waive the defense that a remedy at law in damages is adequate.

     11.14 Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion.

     11.15 Entire Agreement - Amendment. For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

     11.16 Authority to Sign. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

     11.17 Execution of Documents. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the exchange of stock herein provided for, and Seller as an inducing condition, represent that it has the authority to enter into this Agreement and to make the foregoing commitments for itself.

     11.18 Time. Time is of the essence of this Agreement and each of its provisions.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                              TO SEW, INC.
ATTEST:                       a California corporation



                              By:
----------------------------      ----------------------------------
Secretary                         Name/Title:
                                             ------------------------

                              AMERICAN EDUCATIONAL PRODUCTS, INC.,
ATTEST:                       a Colorado corporation



                              By:
---------------------------      --------------------------------------
Secretary                         Clifford C. Thygesen,  President


                              AEP CALIFORNIA, INC.,
ATTEST:                       a Colorado corporation



                              By:
----------------------------     -------------------------------------
Secretary                         Clifford C. Thygesen,  President